ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement ("Assignment and
Assumption") is made by Othnet, Inc., a Delaware corporation
("Assignor"), and Joel Pearson, an individual residing in the state of Florida ("Assignee").

RECITALS

A. This Assignment and Assumption is made pursuant to that certain Letter of Intent dated January 4, 2002 among Assignor and Assignee (the "Letter of Intent").

B. Pursuant to the Letter of Intent, Assignor has agreed and desires to assign certain rights in and to the Websites (as defined below), and Assignee wishes and has agreed to assume all liabilities with respect to the Websites and any use made thereof, as set forth below.

AGREEMENT

NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. Assignment. As of the date set forth below, Assignor hereby assigns, grants and conveys to Assignee all of Assignor's right, title and interest in and to the website material, including all software, coding, and proprietary rights thereto, as well as rights associated with the domain names Othnet.com and Oth.net owned by Assignor which are currently hosted by Infinetivity, Inc., a Minnesota corporation, located at 12400 Portland Avenue South Suite 135, Burnsville, MN 55337 under Account #4884 (collectively the "Websites").

2. Assumption. As of the date set forth below, Assignee hereby assumes all liabilities and obligations currently outstanding or hereafter incurred in connection with the ownership, operation and use of the Websites, whether such liabilities or obligations were incurred prior to or after the date hereof.

3. Removal of Logos and Trademarks/ Notice of Non-Affilation. Assignee agrees that within three (3) days following execution of this Agreement, Assignee will remove all logos trademarks and other proprietary information belonging to Othnet, Inc. from the Websites and shall prominently post a notice informing visitors to the Websites that the Websites are no longer affiliated with Othnet, Inc.

4. Indemnification.      Assignee agrees to indemnify, defend and
hold harmless Assignor and any of its, affiliates, subsidiaries, partners and their respective directors, officers, employees, agents, successors and assigns
("Indemnified Parties") from and against losses, claims, damages, expenses, or liabilities, including reasonable attorney's fees, that may be imposed on, incurred by or asserted against any Indemnified Party as a result of any claim arising from or in connection with the use and operation of the Websites, including but not limited to any claim alleging infringement or misappropriation of any patent, copyright, trademark, trade secret or other proprietary right stemming therefrom. Assignee further agrees to defend any Indemnified Party, at Assignor's request, with counsel acceptable to Assignor, against any claim, demand or suit for which Assignee has agreed to indemnify such Indemnified Party. Assignor may, at its option, conduct the defense in any such claim, demand or suit, and Assignee agrees to cooperate fully with such defense. Assignor agrees to notify Assignee within a reasonable time of any written claims or demands against Assignor for which Assignee is responsible hereunder.

5. Further Assurances. Each party hereto covenants and agrees to do, execute and deliver, or to cause to be done, executed and delivered, all such further acts, transfers and assurances as may be reasonably requested by the other party for the performance of the transfer and assignment of the Websites and associated obligations and liabilities hereunder.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement this 22nd day of March, 2002.

ASSIGNOR:  OTHNET, INC.

By /s/ David M. Kaye
   Its Secretary

ASSIGNEE:  JOEL PEARSON__________

   /s/ Joel Pearson